Filed Pursuant to Rule 424(b)(5)
Registration No. 333-178832

PROSPECTUS SUPPLEMENT

To Prospectus dated April 16, 2013

$17,213,510

Apricus Biosciences, Inc.

Common Stock

August 12, 2014

This prospectus supplement, dated August 12, 2014, supplements the prospectus of Apricus Biosciences, Inc. (the “Company”), dated April 16, 2013 (File No. 333-178832), relating to the sale of up to $17,213,510 of shares of Company common stock (“Common Stock”) from time to time through Ascendiant Capital Markets, LLC, acting as sales agent (the “Offering”). As of the date of this prospectus supplement, the Company has concluded the Offering and, accordingly, no further sales of Common Stock will be made pursuant to the Company’s prospectus dated April 16, 2013.

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